Exhibit 4.2

Execution Version

HOME BANCSHARES, INC.

FIRST SUPPLEMENTAL INDENTURE

dated as of April 3, 2017

to the Subordinated Indenture

dated as of April 3, 2017

5.625% Fixed-to-Floating Rate Subordinated Notes due 2027

U.S. BANK NATIONAL ASSOCIATION, as Trustee

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of April 3, 2017 between HOME BANCSHARES, INC., an Arkansas corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have executed and delivered a Subordinated Indenture, dated as of April 3, 2017 (the “Base Indenture” and as supplemented by this First Supplemental Indenture and further supplemented from time to time, the “Indenture”), to provide for the issuance from time to time by the Company of its unsecured subordinated indebtedness to be issued in one or more series as provided in the Indenture;

WHEREAS, the issuance and sale of Three Hundred Million Dollars ($300,000,000) aggregate principal amount of a new series of Securities of the Company designated as its 5.625% Fixed-to-Floating Rate Subordinated Notes due 2027 (the “2027 Notes”) have been authorized by resolutions adopted by the Board of Directors of the Company;

WHEREAS, the Company desires to issue and sell Three Hundred Million Dollars ($300,000,000) aggregate principal amount of the 2027 Notes as of the date hereof;

WHEREAS, the Company desires to establish the terms of the 2027 Notes;

WHEREAS, all things necessary to make this First Supplemental Indenture a legal and binding supplement to the Base Indenture in accordance with its terms and the terms of the Base Indenture have been done;

WHEREAS, the Company has complied with all conditions precedent provided for in the Base Indenture relating to this First Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the 2027 Notes by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the 2027 Notes, as follows:

ARTICLE I

SCOPE OF FIRST SUPPLEMENTAL INDENTURE

Section 1.01.    Scope. This First Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by the First Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this First Supplemental Indenture shall only apply to the 2027 Notes.

ARTICLE II

DEFINITIONS

Section 2.01.    Definitions and Other Provisions of General Application. For all purposes of this First Supplemental Indenture unless otherwise specified herein:

(a)    all terms used in this First Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture;

(b)    the provisions of general application stated in Sections 101 through 116 of the Base Indenture shall apply to this First Supplemental Indenture, except that the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this First Supplemental Indenture;

(c)    Section 101 of the Base Indenture is amended and supplemented, solely with respect to the 2027 Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“1940 Act Event” means the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

“Calculation Agent” has the meaning specified in Section 3.02(e)(iv).

“Designated LIBOR Page” means the display on Bloomberg Page BBAM1 (or any successor or substitute page of such service, or any successor to such service selected by the Company), or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates for U.S. dollars.

“DTC” means the Depository Trust Company.

“Federal Reserve” means the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies).

“Fixed Rate Interest Payment Date” has the meaning specified in Section 3.02(e)(i).

“Fixed Rate Period” has the meaning specified in Section 3.02(e)(i).

“Fixed Rate Regular Record Date” has the meaning specified in Section 3.02(e)(i).

“Floating Rate Interest Payment Date” has the meaning specified in Section 3.02(e)(ii).

“Floating Rate Period” has the meaning specified in Section 3.02(e)(ii).

“Floating Rate Regular Record Date” has the meaning specified in Section 3.02(e)(ii).

“Interest Payment Date” has the meaning specified in Section 3.02(e)(ii).

“Issue Date” means April 3, 2017.

“London Banking Day” means any day on which commercial banks are open for business (including dealing in U.S. dollars) in London.

“Representative Amount” has the meaning specified in the definition of “Three-Month LIBOR.”

“Reset Rate Determination Date” means the second London Banking Day immediately preceding the first day of each applicable interest period commencing on the first Floating Rate Interest Payment Date.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of

(a)	an amendment to, or change (including any announced prospective change) in any law or treaty, or any regulations thereunder of the United States or any of its political subdivisions or taxing authorities;

(b)	any judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action:”);

(c)	any amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or

(d)	a threatened challenge asserted in writing in connection with an audit of the Company’s federal income tax returns or positions or a similar audit of any of the Company’s Subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the 2027 Notes, in each case, occurring or becoming publicly known on or after the Issuer Date, there is more than an insubstantial risk that the interest payable by the Company on the 2027 Note is not, or, within ninety (90) days of receipt of such opinion, will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

“Tier 2 Capital Event” means the receipt by the Company of an opinion of independent bank regulatory counsel to the effect that, as a result of:

(a)	any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company, or

(b)	any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the Issue Date, the 2027 Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

“Three-Month LIBOR” means, for any interest period, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the Reset Rate Determination Date related to such interest period. If such rate does not appear on such page at such time, then the Calculation Agent is hereby directed to request the principal London office of each of four major reference banks in the London interbank market, selected by the Company for this purpose and whose names and contact information will be provided by the Company to the Calculation Agent in writing, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such Reset Rate Determination Date and in a principal amount equal to an amount for a single transaction in U.S. dollars in the relevant market at the relevant time as determined by the Company and provided to the Calculation Agent in writing (a “Representative Amount”). If at least two such quotations are so provided, Three-Month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent is hereby directed to request each of three major banks in the City of New York selected by the Company for this purpose and whose names and contact information will be provided by the Company to the Calculation Agent in writing, to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., New York City time, on such Reset Rate Determination Date and in a Representative Amount. If at least two such rates are so provided, Three-Month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then Three-Month LIBOR for the interest period related to such Reset Rate Determination Date will be set to equal the Three-Month LIBOR for the immediately preceding interest period or, in the case of the interest period commencing on the first Floating Rate Interest Payment Date, 2.050%. All percentages used in or resulting from any calculation of Three-Month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Notwithstanding the foregoing, in the event that Three-Month LIBOR as determined in accordance with this definition is less than zero, Three-Month LIBOR for such interest period shall be deemed to be zero.

ARTICLE III

FORM AND TERMS OF THE 2027 NOTES

Section 3.01.    Form and Dating.

(a)    The 2027 Notes shall be substantially in the form of Exhibit A attached hereto. The 2027 Notes may have a legend or legends or endorsements as may be required to comply with any law or with any rules of any securities exchange or usage. The 2027 Notes shall be dated the date of their authentication.

(b)    The terms contained in the 2027 Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this First Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02.    Terms of the 2027 Notes. The following terms relating to the 2027 Notes are hereby established:

(a)    Title. The 2027 Notes shall constitute a series of Securities having the title “Home BancShares, Inc. 5.625% Fixed-to-Floating Rate Subordinated Notes due 2027” and the CUSIP number 436893AA9.

(b)    Principal Amount. The aggregate principal amount of the 2027 Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be Three Hundred Million Dollars ($300,000,000) on the Issue Date. Provided that no Event of Default has occurred and is continuing with respect to the 2027 Notes, the Company may, without notice to or the consent of the Holders, create and issue additional Securities having the same terms as, and ranking equally and ratably with, the 2027 Notes in all respects and so that such additional 2027 Notes will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the 2027 Notes initially issued, provided that such additional 2027 Notes are fungible for U.S. federal income tax purposes with the 2027 Notes.

(c)    Person to Whom Interest Is Payable. Interest payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name the 2027 Notes are registered for such interest at the close of business on the last day of the month immediately preceding the applicable Interest Payment Date, whether or not such day is a Business Day.

(d)    Maturity Date. The entire outstanding Principal of the 2027 Notes shall be payable on April 15, 2027.

(e)    Interest.

(i)    The 2027 Notes will bear interest at a fixed rate of 5.625% per annum from and including April 3, 2017 to, but excluding, April 15, 2022 (the “Fixed Rate Period”). Interest accrued on the 2027 Notes during the Fixed Rate Period will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 2017 (each such date a “Fixed Rate Interest Payment Date”). The interest payable during the Fixed Rate Period will be paid to each holder in whose name a 2027 Note is registered at the close of business on the fifteenth day (whether or not a Business Day) of the month immediately preceding the applicable Fixed Rate Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”).

(ii)    The 2027 Notes will bear a floating interest rate from and including April 15, 2022 to the Maturity Date or Redemption Date (the “Floating Rate Period”). The

floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period shall be equal to Three-Month LIBOR plus 3.575%. During the Floating Rate Period, interest on the 2027 Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year commencing on July 15, 2022 through the Maturity Date or Redemption Date (each such date, a “Floating Rate Interest Payment Date”, together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”). Except as required under Section 114 of the Base Indenture, the interest payable during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) of the month immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”).

(iii)    The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding April 15, 2022, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any scheduled Interest Payment Date for the 2027 Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(iv)    The Company agrees that for so long as any of the 2027 Notes are outstanding there will at all times be an agent appointed to calculate Three-Month LIBOR in respect of each Floating Rate Period (the “Calculation Agent”). The calculation of Three-Month LIBOR for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Company hereby appoints U.S. Bank National Association as Calculation Agent for the purposes of determining Three-Month LIBOR for each Floating Interest Period and U.S. Bank National Association accepts the appointment. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent, which does not control or is not controlled by or under common control with the Company or its Affiliates. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee with respect to such series. The Calculation Agent’s calculation of the amount of any interest payable after the first Reset Rate Determination Date will be maintained on file at the Calculation Agent’s principal offices.

(f)    Place of Payment of Principal and Interest. So long as the 2027 Notes shall be issued in global form, the Company shall make, or cause the Paying Agent to make, all payments of principal and interest on the 2027 Notes by wire transfer in immediately available funds to the Depository or its nominee, in accordance with applicable procedures of the Depository. Notwithstanding any other provision of the Base Indenture, the 2017 Notes in global form shall only be exchangeable for certificated subordinated notes in definitive, fully registered form without interest coupons only if DTC notifies the Company that it is unwilling or unable to continue as depository for the global notes.

(g)    Redemption. The Company may, at its option, redeem the 2027 Notes in whole or in part on the interest payment date of April 15, 2022 or any interest payment date thereafter. The Company may also, at its option, redeem the 2027 Notes before the Stated Maturity in whole, but not in part, at any time, including before April 15, 2022, upon the occurrence of: (i) a Tier 2 Capital Event, (ii) a Tax Event, or (iii) a 1940 Act Event. Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company. No such redemption of the 2017 Notes by the Company prior to the Stated Maturity shall be made without the prior approval of the Federal Reserve (which approval is to be obtained by the Company). The provisions of Article XI of the Base Indenture shall apply to any redemption of the 2027 Notes pursuant to this Article III. The Company’s election to redeem any 2027 Notes upon the occurrence of any of the enumerated events above will be provided to the Trustee in the form of an Officer’s Certificate dated at least forty-five (45) days prior to the redemption date, or such shorter notice as may be acceptable to the Trustee. In case of any such election, notice of redemption must be provided by giving not less than thirty (30) nor more than sixty (60) days’ notice of such redemption to the registered holders of the 2027 Notes and the Trustee.

(h)    Sinking Fund. There shall be no sinking fund for the 2027 Notes.

(i)    Denomination. The 2027 Notes and any beneficial interest in the 2027 Notes shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(j)    Currency of the 2027 Notes. The 2027 Notes shall be denominated, and payment of principal and interest of the 2027 Notes shall be payable, in the currency of the United States of America.

(k)    Acceleration. Only the Events of Default described in clauses (5) and (6) of Section 501 of the Base Indenture shall permit acceleration of the maturity of the 2027 Notes, as provided in Section 502 of the Base Indenture.

(l)    Stated Maturity. The principal of the 2027 Notes shall be payable on April 15, 2027, subject to acceleration as provided under the Indenture.

(m)    Registered Form. The 2027 Notes shall be issuable as registered global Securities, and the Depository for the 2027 Notes shall be DTC or any successor Depository appointed by the Company within 90 days of the termination of services of DTC (or any successor to DTC). Sections 305 and 307 of the Base Indenture shall apply to the 2027 Notes. The 2027 Notes shall be issued as Registered Securities and in the form of one or more permanent global Securities, without coupons, registered in the name of the Depository or its nominee. Except as otherwise provided in Section 305 of the Base Indenture, the global Securities described above may be transferred by the Depository, in whole but not in part, only to a nominee of the Depository, or by a nominee of the Depository to the Depository, or to a successor Depository or to a nominee of such successor Depository. Owners of beneficial interests in such global Securities will not be considered the Holders thereof for any purpose under the Indenture. The rights of owners of beneficial interests in such global Securities shall be exercised only through the Depository.

(n)    Events of Default. The Events of Default provided for in Section 501 of the Base Indenture shall apply to the 2027 Notes.

(o)    Acceleration of Maturity, Rescission and Annulment. Section 502 of the Base Indenture shall apply to the 2027 Notes.

(p)    Collection of Indebtedness and Suits for Enforcement by Trustee. Section 503 of the Base Indenture shall apply to the 2027 Notes.

(q)    Ranking. The 2027 Notes shall rank junior to and shall be subordinated to all Senior Indebtedness of the Company, whether existing as of the date of this First Supplemental Indenture, or hereafter issued or incurred, including all indebtedness relating to money owed to general creditors other than holders of the Company’s trade accounts payable incurred in the ordinary course. The 2027 Notes shall rank equally among themselves and with all of the Company’s other subordinated unsecured indebtedness that, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, provides that such obligations are not superior in right of payment to the 2027 Notes or to other indebtedness that is pari passu with, or is not subordinate to, the 2027 Notes; provided that the 2027 Notes will rank senior to the Company’s obligations relating to any outstanding junior subordinated debt securities issued to the Company’s capital trust subsidiaries. It is intended that the 2027 Notes be and are Tier 2 capital or the equivalent, for all regulatory purposes.

(r)    No Collateral. The 2027 Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

(s)    Additional Terms. Other terms applicable to the 2027 Notes are as otherwise provided for in the Base Indenture, as supplemented by this First Supplemental Indenture.

ARTICLE IV

SUPPLEMENTAL INDENTURES

Section 4.01.    Supplemental Indentures. The following paragraph shall be added to the end of Section 901 of the Base Indenture and shall only apply to the 2027 Notes:

“Not in limitation of the foregoing, without the consent of any Holder of 2027 Notes, the Company and the Trustee may amend or supplement the Indenture or the 2027 Notes to conform the terms of the Indenture and the 2027 Notes to the description of the 2027 Notes in the prospectus supplement dated April 3, 2017 relating to the offering of the 2027 Notes.”

ARTICLE V

MISCELLANEOUS

Section 5.01.    Trust Indenture Act. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this First Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such act to be a part of and govern this First Supplemental Indenture, the latter provision shall control.

Section 5.02.    Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS FIRST SUPPLEMENTAL INDENTURE AND THE 2027 NOTES.

Section 5.03.    Duplicate Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 5.04.    Severability. In case any provision in this First Supplemental Indenture or the 2027 Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.05.    Ratification. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this First Supplemental Indenture.

Section 5.06.    Effectiveness. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 5.07.    Successors. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 5.08.    Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or interest on any 2027 Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor Person; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issue of the 2027 Notes.

Section 5.09.    Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture, the 2027 Notes, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

HOME BANCSHARES, INC.

By:	/s/ Brian S. Davis
Brian S. Davis
Chief Financial Officer & Treasurer

Signature Page to First Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Crystal Maston
Name:	Crystal Maston
Title:	Vice President

Signature Page to First Supplemental Indenture

EXHIBIT A

FORM OF NOTE

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

HOME BANCSHARES, INC.

5.625% Fixed-to-Floating Rate Subordinated Notes due 2027

No. 1	CUSIP: 436893AA9

$300,000,000	ISIN: US436893AA95

Home BancShares, Inc., an Arkansas corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of THREE HUNDRED MILLION DOLLARS ($300,000,000) (or such other amount as set forth in the Schedule of Increases or Decreases in Global Note attached hereto) on April 15, 2027 (such date is hereinafter referred to as the “Stated Maturity Date”), unless redeemed prior

Exhibit A-1

to such date, and to pay interest thereon (i) from, and including, April 3, 2017, to, but excluding, April 15, 2022, unless redeemed prior to such date, at a rate of 5.625% per annum, semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2017 (each such date, a “Fixed Rate Interest Payment Date,” with the period from, and including, April 3, 2017 to, but excluding, the first Fixed Rate Interest Payment Date and each successive period from, and including, a Fixed Rate Interest Payment Date to, but excluding, the next Fixed Rate Interest Payment Date, being a “Fixed Rate Period”) and (ii) from, and including, April 15, 2022 to, but excluding, the Stated Maturity Date, unless redeemed subsequent to April 15, 2022, but prior to the Stated Maturity Date, at a rate equal to Three-Month LIBOR, reset quarterly, plus 3.575%, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year through the Stated Maturity Date or earlier Redemption Date (each, a “Floating Rate Interest Payment Date,” and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates,” with the period from, and including, April 15, 2022 to, but excluding, the first Floating Rate Interest Payment Date and each successive period from, and including a Floating Rate Interest Payment Date to, but excluding, the next Floating Rate Interest Payment Date, being a “Floating Rate Period”). The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding April 15, 2022, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed. In the event that any scheduled Interest Payment Date for this Note falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day. All percentages used in or resulting from any calculation of Three-Month LIBOR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

Any principal and premium, and any such installment of interest, which is overdue shall bear interest at the applicable rate set forth in the previous paragraph (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the last day of the month (whether or not a Business Day) immediately preceding such Interest Payment Date.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose, which shall initially be the Corporate Trust Office of the Trustee, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Exhibit A-2

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Remainder of this page intentionally left blank. Signature page follows.]

Exhibit A-3

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Date: April 3, 2017.

HOME BANCSHARES, INC.

By:
	Name:	Brian S. Davis
	Title:	Chief Financial Officer & Treasurer

Exhibit A-4

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication: April 3, 2017

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Exhibit A-5

REVERSE OF NOTE

HOME BANCSHARES, INC.

5.625% Fixed-to-Floating Rate Subordinated Notes due 2027

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the “5.625% Fixed-to-Floating Rate Subordinated Notes due 2027” (herein called the “Notes”) initially issued in an aggregate principal amount of $300,000,000 on April 3, 2017. Such series of Securities has been established pursuant to, and is one of an indefinite number of series of subordinated debt securities of the Company issued or issuable under and pursuant to the Subordinated Indenture, dated as of April 3, 2017 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee), as supplemented and amended by the First Supplemental Indenture between the Company and the Trustee, dated as of April 3, 2017 (the “First Supplemental Indenture,” and the Base Indenture as supplemented and amended by the First Supplemental Indenture, the “Indenture”), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Persons in whose names Notes are registered from time to time and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and those set forth in this Note. To the extent that the terms, conditions and provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern to the extent that such terms, conditions and other provisions of this Note are not inconsistent with the terms, conditions and provisions made part of the Indenture by reference to the Trust Indenture Act.

All capitalized terms used in this Note and not defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent that any capitalized term used in this Note and defined herein is also defined in the Indenture but conflicts with the definition provided in the Indenture, the definition of the capitalized term in this Note shall control.

The Notes shall rank junior to and shall be subordinated to all Senior Indebtedness of the Company, whether existing as of the date hereof or hereafter issued or incurred, including all indebtedness relating to money owed to general creditors other than holders of the Company’s trade accounts payable incurred in the ordinary course. The Notes shall rank equally among themselves and with all of the Company’s other subordinated unsecured indebtedness that, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, provides that such obligations are not superior in right of payment to the Notes or to other indebtedness that is pari passu with, or is not subordinate to, the Notes; provided that the Notes will rank senior to the Company’s obligations relating to any outstanding junior subordinated debt securities issued to the Company’s capital trust subsidiaries. Each holder of this Note, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

Exhibit A-6

The Notes are intended to be treated as Tier 2 capital (or its then-equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve as then in effect and applicable to the Company. If an Event of Default with respect to Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Article V of the Base Indenture and Sections 3.02(k) and 3.02(o) of the First Supplemental Indenture. Accordingly, the Holder of this Note has no right to accelerate the maturity of this Note in the event that the Company fails to pay interest on any of the Notes, or fails to perform any other obligations under the Notes or in the Indenture that are applicable to the Notes.

The Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (the “Redemption Price”) to but excluding, the date of redemption (the “Redemption Date”), on any Interest Payment Date on or after April 15, 2022. The Company may also, at its option, redeem the Notes before the Stated Maturity Date, in whole, but not in part, at any time, including before April 15, 2022, upon the occurrence of a Tier 2 Capital Event, a Tax Event or a 1940 Act Event. Any such redemption will be at a redemption price equal to the Redemption Price to, but excluding, the Redemption Date fixed by the Company. No redemption of the Notes by the Company prior to the Stated Maturity Date shall be made without the prior approval of the Federal Reserve if such prior approval is or will be required at the scheduled Redemption Date. The provisions of Article XI of the Base Indenture and Section 3.02(g) of the First Supplemental Indenture shall apply to the redemption of any Notes by the Company.

The Notes are not entitled to the benefit of any sinking fund. The Notes are not convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register described in Section 305 of the Base Indenture, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or

Exhibit A-7

accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof.

The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a global note, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged for individual certificates, this Note may not be transferred except as a whole by The Depository Trust Company (the “Depository”) to a nominee of such Depository or by a nominee of such Depository or by the Depository or any nominee to a successor Depository or any nominee of such successor. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interest of persons that have accounts with the Depository (“Participants”)) and the records of Participants (with respect to interests of persons other than Participants). Beneficial interests in Notes owned by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. Except as provided below, owners of beneficial interests in this Note will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

Except in the limited circumstances set forth in the Base Indenture, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Notes in the form of individual certificates and will not be considered Holders of Notes. None of the Company, the Trustee, the Registrar, the Paying Agent or any of their respective agents will be liable for any delay by the Depository, its nominee or any direct or indirect Participant in identifying the beneficial owners of the related Notes. The Company, the Trustee, the Registrar, the Paying Agent and each of their respective agents may conclusively rely on, and will be protected in relying on, instructions from the Depository or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

Except as provided in Section 305 of the Base Indenture, beneficial owners of Global Notes will not be entitled to receive physical delivery of Notes in the form of individual certificates, and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depository or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Notes.

Exhibit A-8

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to those persons may be limited. In addition, because the Depository can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depository’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest. None of the Company, the Trustee, the Paying Agent and the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to the Notes.

The Trustee will act as the Company’s Paying Agent with respect to the Notes through its Corporate Trust Office presently located at 225 Asylum Street, 23rd Floor, Hartford, Connecticut 06103. The Company may at any time rescind the designation of a Paying Agent, appoint a successor Paying Agent, or approve a change in the office through which any Paying Agent acts.

Notices to the Holders of registered Notes in the form of individual certificates will be given to such Holders at their respective addresses in the Register, or in the case of Global Notes, electronic delivery in accordance with DTC’s applicable procedures. The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Notes with respect to the Indenture or for any remedy under the Indenture.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK.

Exhibit A-9

ASSIGNMENT FORM

To assign the within Security, fill in the form below: I or we assign and transfer the within Security to:

(Insert assignee’s legal name)

(Insert assignee’s social security or Tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint the Trustee as agent to transfer this Security on the books of Home BancShares, Inc. The agent may substitute another to act for it.

Your Signature:

(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A-10

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $300,000,000. The following increases or decreases in the principal amount of this Global Note have been made:

Date	Amount of decrease in principal amount of this Global Note	Amount of increase in principal of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized or signatory of Trustee

Exhibit A-11